Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-39770 and Form S-8 No. 333-98567) pertaining to the United Rentals, Inc. 401(k) Investment Plan of our report dated June 23, 2005, except for Note 5, as to which the date is April 7, 2006, with respect to the financial statements and schedule of the United Rentals, Inc. 401(k) Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

MetroPark, New Jersey

April 7, 2006